Exhibit 99.2

GENESCO INC.

CHIEF FINANCIAL OFFICER’S COMMENTARY

FISCAL YEAR 2012 SECOND QUARTER ENDED JULY 30, 2011

Consolidated Results

Sales

Second quarter net sales increased 29% to $471 million from $364 million in the second quarter of fiscal 2011. Same store sales increased 14%. Sales from businesses acquired over the past 12 months accounted for $55 million of sales in the quarter. Sales of businesses operated for more than 12 months increased 14% in the quarter.

Direct (catalog and e-commerce) sales for the second quarter increased 40% on a comparable basis. Including Schuh internet sales, the total direct sales increase was 96%, to about 5% of sales for the quarter.

Same store sales for August increased 12% and direct sales increased 21%.

Gross Margin

Second quarter gross margin was 50.4% compared with 50.6% last year, which included approximately a 10 basis point reduction related to purchase price accounting. U. S. retail gross margins were up 60 basis points, driven by the strong performance of Lids retail. Wholesale gross margins were down primarily due to the mix of sales in this seasonally slower quarter for the Lids wholesale businesses. Also, Schuh had a slightly negative effect on consolidated gross margin for the quarter as the highly promotional period in late summer, which is characteristic of U.K. retailing, coincided with Genesco’s ownership of the business.

SG&A

Selling and administrative expense for the second quarter decreased by 90 basis points to 50% from 51% of sales for the same period last year. Leverage of occupancy expense and depreciation contributed to this improvement. Included in these expenses is about $7.8 million related to the Schuh acquisition this year, including $1.4 million in amortization of deferred purchase price payments of £25 million to the two principal shareholders of Schuh prior to the transaction, due in years 3 and 4 contingent upon the shareholders’ remaining with the company until the payments are due. As we discussed when we announced the acquisition, because of the retention feature, U.S. GAAP requires these deferred purchase price payments to be expensed as compensation. This is a non-cash expense until the payment conditions are satisfied. Included in last year’s number is $0.8 million in purchase price adjustments and other expenses. After adjusting both years for these items, the adjusted SG&A as a percent of sales was 48.3% compared to 50.8% last year, or a 250 basis point improvement in leverage. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document. Also included in this year’s SG&A expense, but not eliminated from the adjusted number, is $0.3 million related to the earn-out feature of the Schuh acquisition, which provides for a further payment of up to £25 million pounds to the management group after four years if they have achieved certain earnings targets above the planned earnings on which we based our purchase price calculation. These will be quarterly accruals for a portion of this payment reflecting an estimate of the probability, based on Schuh’s performance, that it will be earned.

Restructuring and Other

“Restructuring and Other” charges, consisting primarily of asset impairments, were $0.4 million in the second quarter this year and $2.0 million for the same period last year.

Operating Income

Genesco’s operating income was $1.7 million in the second quarter compared with a loss of $3.4 million in the second quarter of last year. Operating income this year included the restructuring and other charges of $0.4 million and the $7.8 million in acquisition-related SG&A expenses discussed above. Last year, operating income included $2.0 million of restructuring and other charges and purchase price adjustments and other expense of $1.2 million, which included $0.4 million in gross margin. Excluding these items from both periods, operating income was $9.8 million for the second quarter this year compared with essentially a breakeven last year. Adjusted operating margin was 2.1% of sales this quarter compared with zero last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $1.1 million, compared with $0.2 million for the same period last year.

Outstanding debt at quarter end was $165 million. This included debt assumed in connection with the Schuh acquisition and the U.S. bank debt incurred to finance the acquisition.

Pretax Earnings – Total GCO

Pretax earnings for the quarter were $0.6 million, which reflects a total of approximately $8.2 million of restructuring and other charges and costs associated with the Schuh acquisition, as discussed above. Last year, the second quarter pretax loss was $3.6 million, which reflected $3.2 million of restructuring and other charges and acquisition-related expenses. Excluding these items from both years’ results, pretax earnings for the quarter were $8.7 million this year compared to a $0.4 million loss last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Earnings From Continuing Operations

Earnings before discontinued operations were $0.4 million, or $.01 per diluted share, in the second quarter this year, compared to a loss of ($2.4) million, or ($.10) per diluted share, in the second quarter last year. Excluding the items discussed above, earnings from continuing operations were $.22 per diluted share in this year’s second quarter compared to a loss of ($.02) in last year’s second quarter. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the second quarter increased 34%, to $178 million, compared to $133 million in the second quarter last year, including sales of $20.1 million from businesses acquired in the last 12 months. Sales from businesses in the segment operated for more than 12 months increased by 19%.

Same store sales for the quarter increased 12% this year on top of a 7% increase in the same quarter a year ago. E-commerce comp sales for the group increased 40% in the quarter and total e-commerce represented about 5% of total Lids Group sales. August same store sales increased 6% and e-commerce sales increased 16% on a comparable basis.

The Group’s gross margin as a percent of sales was slightly lower in the quarter, reflecting an increase in overall retail gross margin offset by a lower wholesale gross margin. SG&A expense as a percent of sales was down due to an increase in wholesale sales and good leveraging of retail expenses.

The Group’s operating income for the second quarter improved to $18.1 million from $11.5 million last year in the quarter. Operating margin was a strong 10.2%, compared with 8.7% last year.

Journeys Group

Journeys Group’s sales for the quarter increased 16% to $177 million from $153 million for the second quarter last year. Direct sales on a comparable basis increased 53% and represented 2% of the Group’s sales for the quarter. Same store sales increased 15%. August store sales increased 14% and e-commerce and catalog sales increased 36%.

Average selling prices for footwear in Journeys stores open for at least 12 months were essentially flat for the quarter.

Gross margin for the Group was down about 40 basis points in the quarter. This was a combination of slightly higher markdowns and product mix impacting the initial markon.

The Group’s SG&A expense decreased as a percent of sales by 330 basis points, due primarily to the leveraging of occupancy cost and depreciation.

The Group’s operating income for the quarter improved to a loss of less than $1.0 million from a loss last year of $5.1 million.

Schuh

For the initial partial reporting period, Schuh’s performance exceeded our expectations. Sales were $34 million. This is normally a seasonally promotional period for Schuh as it prepares for the back half of the year. However, with the strong sales increase and good leveraging of expenses, the operating loss of $0.1 million was better than our expectations. The operating loss includes approximately $1.4 million in compensation expense related to the deferred purchase price discussed above.

Underground Station

Underground Station’s sales increased by 2% to $17 million, reflecting a 10% increase in same store sales and a 13% reduction in store count, to 141 stores. August same store sales increased 18%.

Underground Station’s gross margin was down by about 200 basis points in the quarter, due to lower initial markons driven by the mix of sales during the quarter and higher markdowns.

Expenses decreased as a percent of sales by about 600 basis points, reflecting the leveraging of rent, depreciation and compensation from the strong same store sales increase and the closing of unprofitable stores.

Underground Station’s pretax loss is $2.9, million compared with a loss of $3.6 million in the second quarter last year. Operating margin for the quarter was (16.6%) of sales compared to (20.9%) for the second quarter last year.

Johnston & Murphy Group

Johnston & Murphy Group’s second quarter sales increased 17%, to $46 million, compared to $39 million in the second quarter last year.

Johnston & Murphy’s wholesale sales increased 11%. Same store sales for the Johnston & Murphy retail stores increased 17%. August same store sales increased 7%.

E-commerce and catalog sales, on a comparable basis, increased 34% in the quarter, representing 10% of the Group’s second quarter sales. August e-commerce and catalog sales increased 6%.

Gross margin improved by about 70 basis points. SG&A as a percent of sales was down about 440 basis points. Operating income was $2.2 million, compared with essentially a breakeven in the second quarter last year. Operating margin increased to 4.7% from essentially a breakeven in seasonally the lowest sales quarter of the year.

Licensed Brands

Licensed Brands sales decreased 14%, to $19 million, in the quarter.

Gross margins were down slightly primarily due to a higher mix of closeout sales in the quarter.

SG&A expense as a percent of sales increased due primarily to increased freight costs.

Operating income for the quarter was about $1 million, or 5.4% of sales, compared with $2.1 million, or 9.9% of sales, in the second quarter last year.

Balance Sheet

Cash

Cash at the end of the second quarter was $36 million, compared with $49 million last year. We ended the quarter with $165 million in debt, mostly incurred when we acquired Schuh in June. Prior to the acquisition, we had no debt. We incurred a total of $89 million in debt to acquire Schuh and left $48 million in existing Schuh debt in place; and, as expected, we added to this debt amount as we moved into seasonally a higher working capital period. We expect to reduce the debt to less than $100 million by year end. Over the past twelve months, we have spent about $15 million on stock buybacks and about $147 million in connection with acquisitions.

Inventory

Inventories increased 26% in the second quarter on a year over year basis on a 29% sales increase. This included $56 million of inventory from acquisitions over the past 12 months. Adjusting for acquisitions, inventory was up 11%, compared with a sales increase of 14%, also excluding acquisitions.

Equity

Equity was $653 million at quarter-end, compared with $627 million at the end of fiscal 2011.

Capital Expenditures

For the second quarter, capital expenditures were $13.6 million and depreciation was $12.2 million. During the second quarter, we opened 22 new stores and closed 12 stores. In addition, we acquired 79 stores during the quarter, including 75 Schuh locations and 4 Lids Clubhouse locations. We ended the quarter with 2,380 stores compared with 2,264 stores last year, or an increase of 5%. Square footage increased 13.7% on a year-over-year basis. This year’s store count included:

—	884	Lids stores (including 80 stores in Canada)
—	68	Lids Locker Room stores (including 1 store in Canada)
—	42	Lids clubhouse stores
—	807	Journeys stores (including 6 in Canada)
—	152	Journeys Kidz stores
—	54	Shï by Journeys stores
—	141	Underground Station stores
—	75	Schuh stores and concessions
—	157	Johnston & Murphy stores and Factory stores

	2,380	TOTAL

For fiscal 2012, we are forecasting capital expenditures to be about $63 million and depreciation to be about $51 million. Including acquisitions, we are forecasting about 163 new stores (including concessions) and are planning to close about 78 stores. Our store opening and closing plans by chain are as follows:

Company	New	Acquisitions	Close
Journeys Group	27		30

Journeys stores (U.S.)	13		20
Journeys Canada stores	7		0
Journeys Kidz stores	7		4
Shï by Journeys	0		6
Underground Station stores	0		22
Johnston & Murphy stores and Factory stores	8		4
Schuh Group	6	75

Concessions		16
Schuh stores	6	59

Company	New	Acquisitions	Close
Lids Sports Group	43	4	22

Lids hat stores (U.S.)	13		20
Lids Sports Group Canada stores	12		0
Lids Locker Room	13		1
Lids Clubhouse	4	4	1
Lids Locker Room Canada	1

Totals	84	79	78

We ended the quarter with 2,380 stores and plan to end fiscal 2012 with 2,394 stores.

We are forecasting square footage growth of 11% for the year.

As always, we plan to be selective in operating new stores and opening stores only where the economics create value for our shareholders. Therefore, this new store forecast could vary depending on opportunities in the real estate market.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include the costs of responding to and liability in connection with the network intrusion announced in December 2010; adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management in four years based on the achievement of certain performance objectives; the timing and amount of non-cash asset impairments; weakness in the consumer economy; competition in the Company’s markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company’s retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company’s ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company’s prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company’s shares; variations from expected pension-related charges caused by conditions in the financial markets; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.